EXHIBIT 99.1

NEWS                                     RE:
BULLETIN

                                                  CHEROKEE INC.
FROM:                                             6835 Valjean Avenue
The Financial Relations Board, Inc.               Van Nuys, CA 91406
For further information:                          (818) 908-9868
                                                  TRADED:  NASDAQ: CHKE

AT THE COMPANY:                          AT THE FINANCIAL RELATIONS BOARD:
CAROL GRATZKE                            MOIRA CONLON
CHIEF FINANCIAL OFFICER                  ANALYST CONTACT
(818) 908-9868                           (310) 442-0599

                                         DANIEL SAKS OR HARIS TAJYAR
                                         GENERAL INFO.
                                         (310) 442-0599

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
DECEMBER 23, 1997

                   CHEROKEE DECLARES $5.50 CASH DISTRIBUTION

                    COMPLETES $48.0 MILLION SECURITIZATION
                            CHANGES FISCAL YEAR END


VAN NUYS, CA-DECEMBER 23, 1997-CHEROKEE INC., (NASDAQ: CHKE) announced today that is has declared a cash distribution (the "distribution") of $5.50 per share on its Common Stock, payable at or shortly after January 15, 1998. The Company will pay the distribution to stockholders of record as of the close of business on January 2, 1998. Some small portion of the distribution will generally be taxable as ordinary income to the extent of the Company's earnings and profits in the current fiscal year. The amount of the distribution which exceeds the Company's earnings and profits in the current fiscal year will generally qualify as a return of capital to the extent of each stockholder's individual tax basis, and any amount in excess of basis will generally be taxable as gain from the sale of stock.

The distribution will be paid from the proceeds of a recently completed $48.0 million securitization transaction. In the transaction, Cherokee assigned its rights under its licensing agreement with Dayton Hudson's Target Stores to a newly-formed limited liability corporation, which in turn pledged the licensing agreement as collateral for notes issued in a private offering.

Cherokee also announced that is will change its fiscal year to a 52 or 53 week fiscal year ending on the Saturday nearest January 31, to be more consistent with other companies in the apparel industry. Cherokee's previous fiscal year consisted of the 52 or 53 week period ending on the Saturday nearest May 31. As a result, the last day of the Company's current fiscal year will be January 31, 1998.
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Cherokee Inc.
Page 2


Cherokee Inc., based in Van Nuys, Calif., is a world wide marketer and licensor of brand products, including Cherokee, Sideout, King of the Beach, A-Smile, American Legends and Pacific Express. Cherokee currently has licensing agreements in many categories, including family apparel, fashion accessories, home textiles including linens, as well as luggage, cosmetics and footwear.

        For more information on Cherokee Inc. by facsimile at no cost, Call 1-800-PRO-INFO and enter company code CHKE